Exhibit 99.1

Onvia Contacts:

Cameron Way

Chief Financial Officer

Tel 206-373-9034

cway@onvia.com

Onvia, Inc. Reports First Quarter 2015 Results

First quarter subscription revenue increased 5% over first quarter 2014;

Annual Contract Value increased 7% over first quarter 2014

SEATTLE, WA — May 4, 2015 — Onvia, Inc. (NASDAQ: ONVI), a leading provider of comprehensive government-business intelligence, announced its financial results for the first quarter ended March 31, 2015.

Q1 2015 Financial and Operational Highlights

•	Subscription revenue up 5% to $5.3 million compared to Q1 2014

•	Total revenue increased 4% to $5.8 million compared to Q1 2014

•	Annual Contract Value (ACV) increased 7% to $21.8 million vs. Q1 2014

•	Annual Contract Value per Client (ACVC) up 16% to $6,729 vs. $5,789 in Q1 2014

•	New Client ACVC down 14% to $14,240 vs. $16,577 in Q1 2014

•	Adjusted EBITDA of $192,000 in Q1 2015 compared to $778,000 in Q1 2014; Q1 2015 includes $435,000 in unusual expenses

•	Net loss of $477,000 in Q1 2015 vs. $89,000 in Q1 2014

For more information about ACV and ACVC, see “Key Metric Definitions” below.

Q1 2015 Operational Summary Table

	Q1 15	Q4 14	Change %	Q1 14	Change %
Annual Contract Value (ACV) (in millions)	$21.8	$21.5	1%	$20.3	7%
Content Licenses (in millions)	1.8	1.9	-5%	1.9	-5%

Total Contract Value (in millions)	$23.6	$23.4	1%	$22.2	6%
Total Clients	3,250	3,300	-2%	3,500	-7%
Annual Contract Value per Client (ACVC)	$6,729	$6,500	4%	$5,789	16%

First Quarter 2015 Financial Results

Subscription revenue for the quarter ended March 31, 2015 grew 5% over the same period in 2014. The growth in subscription revenue is primarily a result of improved sales to new clients and retention of existing clients compared to the same period last year.

Total revenue for the quarter ended March 31, 2015 was $5.8 million, up by 4% compared to the same period last year. In addition to subscription revenue, total revenue includes content license and report revenue.

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Gross margin was 86% and 85% in Q1 2015 and Q1 2014, respectively. Our cost of revenue primarily consists of payroll-related expenses associated with the research, capture and enhancement of data in our proprietary database. Certain amounts in cost of revenue for 2014 have been reclassified as operating expenses to conform to current period presentation. The reclassification is a result of organization changes made in Q1 2015 to adopt our current content strategy and, as a result, certain payroll-related expenses are now reflected in operating expenses as technology and development and sales and marketing.

Operating expenses in Q1 2015 increased 13% to $5.5 million from $4.8 million in Q1 2014. This increase was primarily due to approximately $435,000 of non-recurring legal and consulting fees authorized by our Board of Directors in the first quarter. Beginning with Onvia 7, we expect to significantly enhance the value of content sourced from the public domain. We performed a complete review of our content capture, content processing and content enhancement methods, processes and systems. We incurred these incremental costs to ensure that our intellectual property rights to the enhanced content are properly protected. This expense is largely confined to the first quarter with some residual cost remaining for the balance of 2015. The remaining increase in first quarter operating expenses is largely due to higher variable compensation costs associated with commissions on higher bookings generated in Q1 2015 compared to Q1 2014.

Adjusted EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization, and non-cash stock-based compensation) for the quarter ended March 31, 2015 decreased to $192,000 from $778,000 in Q1 2014. Adjusted EBITDA for Q1 2015 was negatively impacted by the unusual expenses discussed above. Due to Onvia’s small size, increased variable sales costs may exceed the incremental revenue generated each period, which may negatively impact the short term Adjusted EBITDA.

Net loss was $477,000, or $(0.06) cents per diluted share, in Q1 2015 compared to $89,000, or $(0.01) cents per diluted share, in Q1 2014.

At March 31, 2015, cash, cash equivalents and available for sale investments increased to $8.5 million compared to $8.0 million at the end of 2014.

2015 Operational Initiatives

In 2015, Onvia is executing three initiatives intended to build on the results achieved in 2014 and further accelerate growth in subscription revenue and Adjusted EBITDA.

The first 2015 initiative is to further accelerate year over year bookings growth. This growth is planned in three key areas: sales to new customers, contract enhancements with existing customers and improved retention of our existing customers. The measure of success for this initiative includes the overall growth in new client bookings, growth in ACV and ACVC, and improvement in dollar retention.

Overall new client bookings, including contract enhancements, increased 19% in Q1 2015 compared to the same period last year. The increase in bookings reflects our continued effort to accelerate new sales and contract enhancements within our target market of companies with a national or regional focus on the public sector. New client ACVC decreased 14% to $14,240 from $16,577 in Q1 2014. Management anticipates new client ACVC will fluctuate from period to period based on the mix of product levels included in acquisition bookings for a particular period.

Dollar retention is a measurement of how effectively the Client Success team achieves these objectives. For the twelve months ended March 31, 2015, dollar retention increased to 88% from 85% in the same period last year and stayed flat compared to the twelve months ended December 31, 2014. Dollar retention can fluctuate from period to period due to the mix of first year and tenured clients expiring in each period. For more information about dollar retention, see “Key Metric Definitions” below.

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ACV increased by 7% to $21.8 million in Q1 2015 from $20.3 million one year ago. The continued growth in ACV indicates that new client acquisitions, contract expansions and improving client retention rates have more than offset the impact of client attrition. ACV represents the aggregate annual value of subscription contracts and is a leading indicator of future revenue growth. Growth rate in ACV can fluctuate from period to period based on timing in the amount of ACV available for renewal in addition to the mix of tenured and first year clients expiring in each period as tenured clients tend to renew at a higher rate than first year clients.

The second 2015 initiative is to enhance the existing Onvia platform and provide improved content which further aligns to customer needs. This initiative includes the continued rollout of Onvia 7 search features to our target market clients. We measure the success of this initiative through the effectiveness of product releases and the impact on ACVC and dollar retention.

In 2014 we completed the software changes to the Onvia platform to include the new Onvia 7 user interface. In the first quarter of 2015 we continued to build proprietary taxonomies for each of our markets served. We expect to migrate clients to the new Onvia 7 search paradigm by the end of 2015. Onvia 7 is intended to have two major benefits. First, Onvia 7 should provide a better search experience for our clients. Clients will be able to mine data more effectively to obtain more relevant opportunities for their business. Secondly, Onvia 7 should provide scalability by substantially automating the content categorization process. All future content will be consistently indexed through machine learning and automation, not by using human indexers.

The third and final 2015 initiative is to improve the existing information technology infrastructure as a means to reduce complexity, accelerate product development and reduce costs long-term. We continue to focus this initiative on three major areas. The first focus is moving to an open source search technology which will increase our capacity for search and improve search speed. We have identified the technology of choice and have started the architecting work. Secondly, we’ll be changing database structures to allow for faster more agile product enhancements in the future. The technology of choice has been identified and we intend to release the first phase of this project in Q2 2015. Finally, we are addressing areas where data capture can be automated to allow for cost effective scaling of data aggregation. We do not anticipate annual capital expenditures to increase over historical levels as a result of these technology improvements.

“Our subscription metrics, such as new client acquisition and dollar retention, are pacing per plan, and the unusual expenses that we incurred over the last few quarters should be behind us,” stated Hank Riner, Onvia’s Chief Executive Officer. “We expect Onvia 7 to have a positive impact on the subscription metrics as it is phased in over the course of 2015.”

Conference Call

Onvia will hold a conference call later today (May 4, 2015) to discuss its first quarter results. Onvia’s CEO, Hank Riner, and CFO, Cameron Way, will host the call starting at 4:30 p.m. Eastern Time. A question and answer session will follow management’s presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, request the Onvia conference call and provide the conference ID:

Date: Monday, May 4, 2015

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Dial-In Number: 1-877-876-9177

International: 1-785-424-1666

Conference ID#: ONVIA

The conference call will be broadcast simultaneously and available for replay via the investor section of Onvia’s website at www.onvia.com. If you have any difficulty connecting with the conference call, please contact Cameron Way at 206-373-9034.

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A replay of the call will be available after 7:30 p.m. Eastern Time on the same day and until June 4, 2015:

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay pass-code: 114223

Use of Non-GAAP Financial Information

Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. Onvia defines Adjusted EBITDA as net income / (loss) before interest expense and other non-cash financing costs; taxes; depreciation; amortization; and non-cash stock-based compensation. Other companies (including Onvia’s competitors) may define Adjusted EBITDA differently. Onvia presents Adjusted EBITDA because it believes Adjusted EBITDA to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in similar industries and size. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Onvia nor is it intended to be predictive of potential future results. Investors should not consider Adjusted EBITDA in isolation or as a substitute for analysis of results as reported under GAAP. See “Reconciliation of GAAP Net Loss to Adjusted EBITDA” below for further information on this non-GAAP measure and for a reconciliation of GAAP Net Loss to Adjusted EBITDA for the periods indicated.

Onvia, Inc.

Reconciliation of GAAP Net Loss to Adjusted EBITDA

(in thousands)

(unaudited)

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
GAAP net loss	$(477)	$(479)	$(89)
Reconciling items from GAAP to adjusted EBITDA
Interest and other income, net	(2)	(4)	(3)
Depreciation and amortization	649	687	816
Stock-based compensation	22	22	54

Adjusted EBITDA	$192	$226	$778

Key Metric Definitions

Onvia also supplements its financial statements in this release and in its annual report on Form 10-K and quarterly reports on Form 10-Q with a calculation of Annual Contract Value (ACV) and dollar retention. These metrics are not financial measures calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to revenue or any other financial measures so calculated. Management uses this information as a basis for planning and forecasting core business activity for future periods and believes it is useful in understanding the results of its operations.

ACV represents the annualized aggregate revenue value of all subscription contracts as of the end of the quarter. ACV is driven by Annual Contract Value per Client (ACVC) and the number of clients. Most of Onvia’s revenues are generated from subscription contracts, which are typically prepaid and have a minimum term of one year, with revenues recognized ratably over the term of the subscription. Onvia also receives revenue from multi-year content distribution partnerships, stand-alone management reports, document download services, and list rental services, which are not included in the calculation of ACV.

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Dollar retention is calculated on a percentage basis by dividing the contract value of subscription contracts renewed, including the value of contract upgrades, during the most recent twelve-month period by the total value of subscription contracts expiring over the same period. Dollar retention measures the percentage of dollars retained from the population of expiring contracts over a twelve month period.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “intend,” “plan,” “expect,” “should,” “indicate” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Forward-looking statements contained in this release may relate to, but are not limited to, statements regarding Onvia’s future results of operations, the progress to be made on the 2015 initiatives, Onvia’s future financial flexibility and future cash flows and Onvia’s future product and content offerings. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Onvia fails to increase and retain contract value of customers using the “target market” strategy; Onvia fails to execute properly on new products, or customers fail to adopt these products or services; Onvia’s investment in the Onvia platform and new content fail to improve sales penetration and client retention rates; and changes made to Onvia’s technology infrastructure fail to handle the increased demands on its infrastructure caused by increasing network traffic and the volume of aggregated data. Additional information on factors that may impact these forward-looking statements can be found in the “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections, as applicable, in Onvia’s Annual Report on Form 10-K for the year December 31, 2014.

Any forward-looking statement made by Onvia in this release is as of the date indicated. Factors or events that could cause Onvia’s actual results to differ may emerge from time to time, and it is not possible for Onvia to predict all of them. Onvia assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this presentation as a result of new information or future events or developments, except as may be required by law.

About Onvia, Inc.

For more than 15 years Onvia (NASDAQ: ONVI) has been delivering the data and tools companies rely on to succeed in the government contracting market. Onvia tracks and reports the spending of tens of thousands of federal, state and local government agencies, giving companies a single source for conducting business with government. For information about Onvia, visit http://www.onvia.com/.

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Onvia, Inc.

Condensed Consolidated Statements of Operations

Three Months Ended March 31, 2015 and March 31, 2014

	Three Months Ended March 31,
	2015	2014
	(Unaudited)
	(In thousands, except per share data)
Revenue
Subscription	$5,263	$5,025
Content license	462	474
Management information reports	48	53
Other	72	64

Total revenue	5,845	5,616
Cost of revenue	793	825

Gross margin	5,052	4,791
Operating expenses:
Sales and marketing	3,090	2,934
Technology and development	1,032	1,120
General and administrative	1,409	829

Total operating expenses	5,531	4,883

Loss from operations	(479)	(92)
Interest and other income, net	2	3

Net loss	$(477)	$(89)

Unrealized gain on available-for-sale securities	—	1

Comprehensive loss	$(477)	$(88)

Basic and diluted net loss per common share	$(0.06)	$(0.01)

Basic and diluted weighted average shares outstanding	7,401	7,352

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ONVIA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2015	December 31, 2014
	(Unaudited)
	(In thousands, except share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,981	$1,577
Short-term investments, available-for-sale	6,315	6,436
Accounts receivable, net of allowance for doubtful accounts of $42 and $42	1,543	1,735
Prepaid expenses and other current assets	1,088	682

Total current assets	10,927	10,430
LONG TERM ASSETS:
Property and equipment, net of accumulated depreciation	1,197	1,358
Internal use software, net of accumulated amortization	5,072	5,059
Long-term investments, available-for-sale	249	—
Other long-term assets	185	181

Total long term assets	6,703	6,598

TOTAL ASSETS	$17, 630	$17,028

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$993	$873
Accrued expenses	926	1,098
Unearned revenue, current portion	9,462	8,478
Other current liabilities	86	82

Total current liabilities	11,467	10,531
LONG TERM LIABILITIES:
Unearned revenue, net of current portion	456	405
Deferred rent, net of current portion	640	590
Other long-term liabilities	62	69

Total long term liabilities	1,158	1,064

TOTAL LIABILITIES	12,625	11,595
STOCKHOLDERS’ EQUITY:
Preferred stock; $.0001 par value: 2,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock; $.0001 par value: 11,000,000 shares authorized; 8,651,127 and 8,643,460 shares issued; and 7,408,320 and 7,400,653 shares outstanding	1	1
Treasury stock, at cost: 1,242,807 and 1,242,807 shares	(4,398)	(4,398)
Additional paid in capital	353,901	353,852
Accumulated other comprehensive gain	(1)	(1)
Accumulated deficit	(344,498)	(344,021)

Total stockholders’ equity	5,005	5,433

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$17,630	$17,028

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Onvia, Inc.

Condensed Consolidated Statements of Cash Flows

Three Months Ended March 31, 2015 and March 31, 2014

	Three Months Ended March 31,
	2015	2014
	(Unaudited)
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(477)	$(89)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	649	816
Stock-based compensation	22	54
Loss on sale of property and equipment	2	—
Change in operating assets and liabilities:
Accounts receivable	192	(34)
Prepaid expenses and other assets	(633)	(339)
Accounts payable	78	(145)
Accrued expenses	(172)	(262)
Unearned revenue	1,035	664
Deferred rent	53	57

Net cash provided by operating activities	749	722
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(68)	(97)
Additions to internal use software	(407)	(597)
Purchases of investments	(2,712)	(4,256)
Sales of investments	—	1,570
Maturities of investments	2,833	2,039
Proceeds from sale of equipment	8	—

Net cash used in investing activities	(346)	(1,341)
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease obligations	—	(63)
Proceeds from exercise of stock options	1	205

Net cash provided by financing activities	1	142

Net increase / (decrease) in cash and cash equivalents	404	(477)
Cash and cash equivalents, beginning of period	1,577	2,073

Cash and cash equivalents, end of period	$1,981	$1,596

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